Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	NCB Capital Fund I GP Co.

Address of Joint Filer:	Cayman Corporate Centre
27 Hospital Road
George Town, Grand Cayman KY1-9008

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	TCG BDC II, Inc.

Date of Event Requiring
Statement (Month/Day/Year):	November 26, 2020

Designated Filer:	NCB Capital Credit Fund I L.P.

Signature:

NCB Capital Credit Fund I GP Co.

By:
/s/ Pankaj Gupta
Name:	Pankaj Gupta
Title:	Director

January 13, 2021